Exhibit 1.8

ANACONDA EXECUTIVES TO HOST LIVE VIDEO WEBCAST ON WEDNESDAY JUNE 20, 2018, TO DISCUSS BENEFITS OF MARITIME TAKEOVER BID

TORONTO, ON — June 15, 2018 — Anaconda Mining Inc. (“Anaconda” or the “Company”) — (TSX:ANX) will host a live video webcast on Wednesday, June 20, 2018 at 10:00 a.m. EST in connection with the Company’s formal offer (the “Offer”) to acquire all of the issued and outstanding common shares (“Maritime Shares”) of Maritime Resources Corp. (TSX-V:MAE) (“Maritime”), together with the associated rights (the “SRP Rights”) issued under the shareholder rights plan of Maritime dated March 15, 2018, in exchange for consideration of 0.390 of an Anaconda common share for each Maritime Share.

The Offer includes Maritime Shares that may become issued and outstanding after the date hereof but prior to the expiry time of the Offer upon the exercise, conversion or exchange of any securities of Maritime that are exercisable for, convertible into or exchangeable for Maritime Shares, other than the SRP Rights. The Offer remains open for acceptance until 5:00 p.m. EST on July 27, 2018, unless the Offer is abridged, extended or withdrawn.

The video webcast will consist of a formal presentation made by Dustin Angelo, President and Chief Executive Officer, Gordana Slepcev, Chief Operating Officer, and Rob Dufour, Chief Financial Officer. Following the presentation, there will be a question and answer period when shareholders of Maritime and other interested parties can submit questions directly to the senior executive team of Anaconda Mining.

WEBCAST INFORMATION

ANX Live Video Webcast

Wednesday, June 20, 2018

10:00 a.m. EST

Click HERE for registration and audience link or copy & paste the following into your web browser: https://event.on24.com/wcc/r/1777444/6614254F19FFA5F2F9CDE89F7538B074

The video webcast will also be recorded and available at AnacondaMining.com on June 21, 2018.

ABOUT ANACONDA MINING INC.

Anaconda is a TSX-listed gold mining, development, and exploration company, focused in the prospective Atlantic Canadian jurisdictions of Newfoundland and Nova Scotia. The Company operates the Point Rousse Project located in the Baie Verte Mining District in Newfoundland, comprised of the Stog’er Tight Mine, the Pine Cove open pit mine, the Argyle Mineral Resource, the fully-permitted Pine Cove Mill and tailings facility, and approximately 5,800 hectares of prospective gold-bearing property. Anaconda is also developing the Goldboro Project in Nova Scotia, a high-grade Mineral Resource, with the potential to leverage existing infrastructure at the Company’s Point Rousse Project.

The Company also has a pipeline of organic growth opportunities, including the Great Northern Project on the Northern Peninsula of Newfoundland and the Tilt Cove Property on the Baie Verte Peninsula, also in Newfoundland.

FORWARD-LOOKING INFORMATION

This news release contains “forward-looking information” within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes, but is not limited to, the Offer, the completion of the Offer and related transactions. Generally, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”,

“forecasts”, “intends”, “anticipates”, or “does not anticipate”, or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, or “will be taken”, “occur”, or “be achieved”. Forward-looking information is based on the opinions and estimates of management at the date the information is made, and is based on a number of assumptions and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Anaconda to be materially different from those expressed or implied by such forward-looking information, including risks associated with the exploration, development and mining such as economic factors as they effect exploration, future commodity prices, changes in foreign exchange and interest rates, actual results of current production, development and exploration activities, government regulation, political or economic developments, environmental risks, permitting timelines, capital expenditures, operating or technical difficulties in connection with development activities, employee relations, the speculative nature of gold exploration and development, including the risks of diminishing quantities of grades of resources, contests over title to properties, and changes in project parameters as plans continue to be refined as well as those risk factors discussed in the Offer to Purchase and Circular and annual information form for the seven month period ended December 31, 2017, both available on www.sedar.com. Although Anaconda has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. Anaconda does not undertake to update any forward-looking information, except in accordance with applicable securities laws.

FOR ADDITIONAL INFORMATION CONTACT: Anaconda Mining Inc. Dustin Angelo President and CEO (647) 260-1248 dangelo@anacondamining.com www.AnacondaMining.com

Anaconda Mining Inc.

Lynn Hammond

VP Public Relations

(709) 330-1260

Lhammond@anacondamining.com

Reseau ProMarket Inc.

Dany Cenac Robert

Investor Relations

(514) 722-2276 x456

Dany.Cenac-Robert@ReseauProMarket.com